FIRST AVIATION ANNOUNCES SHARE BUY-BACK

  WESTPORT, CONNECTICUT, November 3, 1999 --- The Board of Directors of First Aviation Services Inc. (NASDAQ:FAVS) announced today that it has authorized a repurchase of up to 1,000,000 shares of its common stock. Purchases will be funded from a portion of the proceeds from the $73 million sale of its NAC subsidiary to Rolls-Royce North America Inc. The sale was completed on November 1, 1999. First Aviation estimates that the net proceeds from the sale, after paying down NAC's outstanding debt, transaction costs and estimated income taxes on the sale will be approximately $44 million.

  First Aviation has approximately 9.2 million shares outstanding.

  Repurchases may be made from time-to-time in open market transactions, block purchases, privately negotiated transactions or otherwise at prevailing prices. No time limit has been given for the completion of the program.

  "Given our current financial position and growth prospects, our Board of Directors continues to believe that our stock is undervalued, and that the repurchase of stock presents an excellent investment opportunity as well as a way of enhancing shareholder value", said Aaron P. Hollander, Chairman of First Aviation. "We expect our strong growth to continue."

  First Aviation's operations include Aerospace Products International, headquartered in Memphis, Tennessee, which is the fastest growing supplier of aircraft parts, services and logistics to the general aviation, regional and commercial airline markets. First Aviation Services continues to pursue opportunities for growth through acquisition and service offering expansion.

  FORWARD-LOOKING STATEMENTS

  The Company from time to time may discuss forward-looking information. Except for the historical information contained in this release, all forward looking information are estimates of the Company's management and are subject to various risks and uncertainties, including the Company's ability to obtain parts from its suppliers on a timely basis, consummate suitable acquisitions, and other items that are beyond the Company's control and may cause results to differ from management expectations.


  Contact:
  John A. Marsalisi
  Vice President & CFO
  203-291-3303